Exhibit (e)(49)

LIBERTY MEDIA CORPORATION

12300 Liberty Boulevard

Englewood, Colorado 80112

August 18, 2003

Gene W. Schneider

4643 South Ulster Street

Suite 1300

Denver, Colorado 80237

Dear Mr. Schneider:

Reference is made to the Share Exchange Agreement, dated as of August 18, 2003 (the “Agreement”), by and among Liberty Media Corporation, a Delaware corporation (“Liberty”), and each of the persons and entities defined as “Stockholders” therein (the “Stockholders”). Capitalized terms not otherwise defined in this letter shall have the respective meanings set forth in the Agreement.

Liberty hereby acknowledges that, in connection with the transactions contemplated by the Agreement, UGC (a) proposes to modify and restate its severance policy in the form attached as Exhibit A hereto (the “Severance Policy”) and (b) proposes to enter into an employment agreement with Gene W. Schneider in the form attached as Exhibit B hereto (the “GWS Employment Agreement”) in each case upon and subject to the closing of the Exchange. Subject to (i) the adoption and approval of each of the Severance Policy and the GWS Employment Agreement by the Compensation Committee of the Board of Directors of UGC (with any directors thereon who are designees of Liberty or a Stockholder or the Stockholders abstaining), (ii) the receipt of any other requisite corporate approval or action and (iii) the effectiveness of the Severance Policy and the GWS Employment Agreement both being subject to the consummation of the transactions contemplated by the Agreement, Liberty will take reasonable efforts following the Closing in its capacity as a stockholder of UGC to cause UGC (without violating, or causing any member of UGC’s board of directors to violate, any fiduciary duties such Person has to UGC, any of its Subsidiaries or any other Person) to comply with each of the Severance Policy and the GWS Employment Agreement. Liberty acknowledges that in connection with the transactions contemplated by the Agreement, all unvested options outstanding on June 30, 2003 under the UGC 1993 Stock Option Plan that have not vested will vest at the Closing.

If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

Very truly yours,

LIBERTY MEDIA CORPORATION

By:     /s/ Elizabeth M. Markowski

Name:  Elizabeth M. Markowski

Title:    Senior Vice President

Acknowledged: that the form of Employment

Agreement attached hereto as Exhibit B hereto

is acceptable.

/s/ Gene W. Schneider

Gene W. Schneider

EXHIBIT A

Modification To Existing Severance Policy For Executives

The Company’s existing Severance Policy would be revised as set forth on Annex 1 to, among other things, incorporate the definitions set forth below and will continue to apply except as follows:

If a Change in Control or Standstill Termination Date occurs and, prior to the one year anniversary of such Change in Control or Standstill Termination Date, the Company terminates Executive’s employment with the Company other than for Cause, Executive terminates his or her employment with the Company for Good Reason, or Executive dies then:

1.    Severance Payment:    The Company shall pay to Executive or Executive’s legal representatives as appropriate in a lump sum in cash within 30 days after the effective date of termination of Executive’s employment (the “Effective Date”), an amount equal to the product of (a) Executive’s then monthly Base Salary and (b) 36 minus the number of full months from the date the Change in Control occurred or the Standstill Termination Date, as applicable, to the Effective Date. By way of example, if the Effective Date occurs prior to the end of the first full calendar month following the Standstill Termination Date, the Severance Payment will equal three times the Executive’s annual Base Salary. If the Effective Date occurs on or after the first anniversary of the Standstill Termination Date, the Severance Payment will equal two times the Executive’s annual Base Salary. Together with this Severance Payment, the Company shall pay in cash the sum of (i) Executive’s Base Salary through the Effective Date to the extent not theretofore paid, (ii) any bonus payable (including any bonus or portion thereof that has been earned but deferred), prorated through the Effective Date to the extent not theretofore paid, and (iii) any accrued vacation pay and other compensation and benefits (including expatriate benefits, housing allowances, expense reimbursements etc.) payable to the Executive to the extent theretofore earned but not paid.

2.    Equity-Based Awards:    Any Pre-Existing Awards held by Executive on the date of the Change in Control or Standstill Termination Date will vest in full, and any restrictions on restricted stock awards then held that are Pre-Existing Awards will terminate, on the Effective Date. Any such Pre-Existing Awards as to which Executive may exercise rights will remain fully exercisable until the third anniversary of the Effective

Date, but not beyond the term of such award specified at the time of grant or in the applicable award agreement.

Any Subsequent Awards held by Executive on the Standstill Termination Date will, if granted more than 12 months prior to the Effective Date, vest (or, in the case of restricted stock, the restrictions will terminate) on the Effective Date with respect to that portion of the award that would have vested (or with respect to which the restrictions would have terminated) prior to the second anniversary of the Effective Date and any rights to exercise such vested portion of the award will continue until the first anniversary of the Effective Date (but not beyond the term of such award). The vesting, termination of restrictions and exercisability of any Subsequent Award held by Executive on the Standstill Termination Date that is not covered by the foregoing will be governed by the applicable stock option or stock incentive plan pursuant to which the award was granted.

Any Subsequent Award held by Executive on the date of the Change in Control will vest in full, and any restrictions on restricted stock awards then held that are Subsequent Awards will terminate, on the Effective Date. Any such Subsequent Awards as to which Executive may exercise rights will remain fully exercisable until the third anniversary of the Effective Date, but not beyond the term of such award.

3.    Conditions:    The availability of the Severance Payment and other benefits described above shall be subject to:

(a)    the execution by Executive or Executive’s legal representatives, as appropriate, of the Company’s standard form of release in the form attached as Annex 2 or Annex 3, as applicable (the “Release”) providing for the release of any and all claims, known or unknown, that Executive may have against the Company or any of its subsidiaries, other than indemnification rights, and

(b)    the execution by Executive (in the event of termination other than by reason of death) of the Company’s standard form of non-competition/non-solicitation agreement (the “Non-competition Agreement”), the term of which will be for 24 months following the Effective Date. See Annex 4.

The foregoing benefits will be in lieu of any severance or other benefits contemplated by the Company’s existing policies, including the 2003 Incentive Plan and any other applicable stock option or incentive plan, to be made available to any Executive following the occurrence of a Change in Control or Standstill Termination Date, except that (i) in the event of a Change in Control not approved by the Board of Directors, the applicable terms of the stock option or incentive plan pursuant to which the applicable award was granted will govern the vesting, termination of restrictions and exercisability of such equity-based award if such terms are more favorable to Executive and (ii) the vesting of and termination of restrictions with respect to Pre-Existing Awards following

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the occurrence of a Standstill Termination Date will be governed by the applicable terms of the stock option or stock incentive plan pursuant to which the award was granted.

Certain Definitions:

Base Salary: As of any date, the base salary then payable to an employee for the relevant period (i.e., per week, per month or per annum). Base Salary shall be exclusive of any elements of compensation not customarily considered a part of base salary, including without limitation, housing allowances, tax adjustments, expatriate benefits, etc.

Benefits. An amount attributable to welfare benefits determined to be 15% of an employee’s Base Salary for the relevant period.

Cause: The termination by the Company of an Executive’s employment for any of the following reasons will constitute termination for Cause: (a) Executive has committed an act of gross misconduct in connection with the performance of his or her duties, as determined by the Board of Directors; (b) Executive demonstrates habitual negligence in the performance of his or her duties, as determined by the Board of Directors; (c) Executive is convicted of or pleads guilty or nolo contendere to any felony; (d) Executive is convicted of or pleads guilty or nolo contendere to a misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has an adverse or detrimental effect on the Company or a Company subsidiary, its reputation or its business, as determined by the Board of Directors; or (e) Executive has committed any act of fraud, misappropriation of funds, embezzlement or other illegal conduct in connection with his or her employment. Any determination required to be made by the Board of Directors shall require the affirmative vote of a majority of the members of the Board present and voting at a meeting duly called and held for such purpose. The Executive will be given reasonable notice of the time, place and purpose of the meeting and the opportunity, together with counsel, to be heard.

In the case of an employee, other than an Executive, Cause will also include any of the reasons included within the definition of “cause” in Section 7.2(d)(i) of the 2003 Incentive Plan and any determination required by clauses (a), (b) and (d) above or otherwise may be made by either the Board of Directors or the Chief Executive Officer.

Change in Control: As defined in the 2003 Incentive Plan.

Executive: Mark Schneider, Michael Fries, Tina Wildes and Ellen Spangler.

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Good Reason: The termination by an Executive of his or her employment with the Company pursuant to the following clauses (a), (b) or (c) will constitute termination for “Good Reason”: (a) because of a reduction in Executive’s then current Base Salary or (b) because of the assignment to Executive of duties inconsistent in any material respect with Executive’s official position with the Company or the material diminution of Executive’s position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by Executive or (c) the Company’s requiring that Executive relocate Executive’s principal business office from the metropolitan area of its location as of this date* or (d) for any reason whatsoever, provided that notice of termination pursuant to this clause (d) is given prior to the 30th day preceding the first anniversary of the occurrence of a Change in Control or the Standstill Termination Date.

Termination for Good Reason will not be effective until the 30th day after notice from Executive to the Company of intention to terminate for Good Reason, setting forth the facts and circumstances claimed to provide the basis for such termination. Such notice, in the case of clause (a) or (b) above, shall be given within 30 days of the occurrence of the applicable event and, in the case of clause (b), shall be subject to the Company’s cure right. Termination for Good Reason will not be available for employees other than Executives.

Pre-Existing Awards: Stock options, stock appreciation rights and other equity-based awards granted by the Company on or prior to June 30, 2003.

Standstill Termination Date: The date that the transactions contemplated by the Share Exchange Agreement, dated as of August 18, 2003, by and among Liberty Media Corporation and the persons and entities identified as Stockholders therein, are consummated and the Standstill Agreement, dated as of January 30, 2002, among UGC, Liberty and the Founders terminates.

Subsequent Awards: Stock options, stock appreciation rights and other equity-based awards granted by the Company after June 30, 2003.

2003 Incentive Plan: The Company’s 2003 Equity Incentive Plan, [draft last reviewed by Liberty prior to August 18, 2003.]

* Mark Schneider’s principal business office shall be deemed to be located in both the Denver, Colorado and London, England metropolitan areas and any relocation from one such metropolitan area to the other shall not constitute Good Reason.

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ANNEX 1

Restated Severance Policy*

Severance Payments:

1.    Termination during specified period following Change in Control or Standstill Termination Date:

(a) Employees not covered by clause (b), (c) or (d) below, whose employment is terminated by the Company without Cause within six months after a Change in Control or Standstill Termination Date, will receive a severance payment equal to one month’s Base Salary and Benefits for each year of employment up to a maximum amount equal to six times such person’s monthly Base Salary and Benefits.

(b) Employees in middle management level designated by the Board (consisting of approximately 15 employees) whose employment is terminated by the Company without Cause within six months after a Change in Control or Standstill Termination Date, will receive a severance payment equal to two month’s Base Salary and Benefits for each year of employment up to a maximum amount equal to one year’s Base Salary and Benefits.

(c) Nimrod Kovacs and any person (other than an Executive or Gene Schneider) who may hereafter become a senior executive and be designated as such for purposes of this policy by the Board of Directors, (i) whose employment is terminated by the Company without Cause within six months after a Change in Control or Standstill Termination Date or (ii) who resigns for any reason whatsoever provided that notice of such resignation is given between the date that is the six month anniversary and the date that is the seventh month anniversary of the occurrence of such Change in Control or Standstill Termination Date, will receive a severance payment equal to six month’s Base Salary for each year of employment up to a maximum amount equal to two times such person’s annual Base Salary.

(d) Severance payments to employees who are Executives will be made as provided in Modification to Existing Severance Policy.

* Excludes Gene Schneider, payments to whom will be made in accordance with the GWS Employment Agreement.

2.    Termination unrelated to (or after specified period following) Change in Control or Standstill Termination Date:

(a) Employees not covered by paragraph 1(c) or 1(d) above whose employment is terminated by the Company without Cause: Severance payment of 2 weeks’ Base Salary and Benefits for each year of employment as a guideline.

(b) Employees covered by paragraph 1(c) above whose employment is terminated by the Company without Cause: Severance payment of three months’ Base Salary for each year of employment up to a maximum severance of two years’ Base Salary.

(c) Executive whose employment is terminated by the Company without Cause or by Executive for Good Reason: Severance payment of three months’ Base Salary for each year of employment up to a maximum severance of two years’ Base Salary.

3.    Equity-based Awards.    Vesting, termination of restrictions and exercise period following termination of employment to be governed by the applicable stock option or incentive plan pursuant to which grant of the applicable equity-based award was made (“Applicable Plan”), except:

(a) For employees covered by paragraph 1(c) under “Severance Payments” above whose employment is terminated by the Company without Cause unrelated to (or after the specified period following) the occurrence of a Change in Control or Standstill Termination Date, rights to exercise stock options, stock appreciation rights and other equity-based awards granted more than 12 months prior to the date of termination will continue until the first anniversary of termination of employment and will apply to that portion of the award that would have vested prior to the second anniversary of the date of termination; and

(b) For Executives, (i) in the case of any termination of employment covered by Modification to Existing Severance Policy, as otherwise provided therein and (ii) in the case of termination of such Executive’s employment by the Company without Cause unrelated to (or after the specified period following) the occurrence of a Change in Control or Standstill Termination Date, rights to exercise stock options, stock

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appreciation rights and other equity-based awards granted more than 12 months prior to the date of termination will continue until the first anniversary of termination of employment and will apply to that portion of the award that would have vested prior to the second anniversary of the date of termination.

4.    Conditions:    The availability of the severance payments and other benefits described above shall be subject to the execution by the applicable employee of a Release and, in the case of Executives, employees covered by paragraph 1(c) under “Severance Payments” above and such other employees as may be designated from time to time by the Board of Directors, a Non-Competition Agreement.

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ANNEX 2

WAIVER AND RELEASE AGREEMENT

[40 and Over]

I, «Employee_Name» (Employee Number:«Employee_Number»), do freely and voluntarily enter into this WAIVER AND RELEASE AGREEMENT (“Agreement”), intending to be legally bound, according to the terms set forth below. I acknowledge that my employment with any and all of                                  (the “Company”) and its affiliates (together with the Company, the “Employers”) has been terminated.

I acknowledge that my Employer has agreed to pay me severance as follows:                         *. I acknowledge that this sum represents an additional payment to me, over and above all compensation (including salary, wages, bonuses or benefits) to which I am entitled, due to my employment and the termination of my employment. I acknowledge that if I become re-employed with                          or any of its affiliates in any category of employment prior to actual receipt of any portion of the severance pay benefit, severance pay will be canceled.

For this valuable consideration, I hereby agree and state as follows:

1.    I, individually and on behalf of my successors, heirs and assigns, release, waive and discharge the Employers, and any of their parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and their respective present and former directors, shareholders, employees, and assigns (hereinafter “Released Parties”), from any and all causes of action, claims, charges, demands, losses, damages, costs, attorneys’ fees and liabilities of any kind that I may have or claim to have, in any way relating or arising out of any act of commission or omission from the beginning of time through the date of my execution of this Agreement; provided, however, nothing contained herein shall release any claim I may have for indemnification by any Employer for claims asserted against me by any third party for acts performed within the scope of my duties as an officer or employee of the Employer under the Employer’s charter or bylaws. This release includes, but is not limited to:

a.	Claims under federal, state, or local laws prohibiting age, sex, race, national origin, disability, religion, sexual orientation, marital status, retaliation, or any other form of discrimination, or mistreatment, such as, but not limited to, the Age Discrimination in Employment Act, (29 U.S.C.A §621 et seq), Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, 42 U.S.C. §1981, §1985, §1986 the Americans with

* Specify amount of severance, that payroll taxes and other witholdings will be deducted and whether to be paid in lump sum or over time (specifying period).

[40 and Over]

Disabilities Act, and the National Labor Relations Act, as amended, 29 U.S.C. §151, et seq;

b.	Intentional or negligent infliction of emotional distress, defamation, invasion of privacy, and other tort claims;

c.	Breach of express or implied contract claims;

d.	Promissory estoppel claims;

e.	Retaliatory discharge claims;

f.	Wrongful discharge claims;

g.	Breach of any express or implied covenant of good faith and fair dealing;

h.	Constructive discharge;

i.	Claims arising out of or related to any applicable federal and state constitutions;

j.	Claims for compensation, including without limitation, any wages, bonus payments, options, on call pay, overtime pay, commissions, and any other claim pertaining to local, state or federal wage and hour or other compensation laws, such as, but not limited to, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq, and the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.;

k.	Fraud, misrepresentation, and/or fraudulent inducement;

l.	Claims made under or pursuant to the any severance plan or program maintained by any of the Released Parties; and

m.	Other legal and equitable claims regarding my employment or the termination of employment.

2.	I hereby warrant and represent that I have not filed or caused to be filed any charge or claim against any Released Party with any administrative agency, court of law or other tribunal. I agree that I am not entitled to any remedy or relief if I were to pursue any such claim, complaint or charge.

3.	I acknowledge that my last day of employment with Employer was «Termination_Date».

4.

I hereby declare that this Agreement constitutes the entire and final agreement between the Released Parties and me, superseding any and all prior agreements, and that the Released Parties have not made any promise or offered any other

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[40 and Over]

agreement, except those expressed in this document, to induce or persuade me to enter into this Agreement.

5.	I hereby acknowledge that I am age forty (40) or older.

6.	BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT EMPLOYER HAS ADVISED ME TO DISCUSS THIS WAIVER AND RELEASE AGREEMENT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. I acknowledge and agree that the Released Parties are not responsible for any of my costs, expenses, and attorney’s fees, if any, incurred in connection with any claim or the review and signing of this Agreement.

7.	I acknowledge and state that I have been given a period of at least [21 days for individual job elimination/lay off or 45 days for group reduction in force] days in which to consider the terms of this Agreement.

8.	I understand that I have the right to revoke this Agreement at any time within seven (7) days after signing it, by providing written notice to , at , and this Agreement is not effective or enforceable until the seven (7) day revocation period has expired.

9.	[This section 9 is applicable only to group reductions in force.] I acknowledge that, at least 45 days before I sign this Agreement, the Employer:

a.	Identified all employees, by age and job title, to whom this severance arrangement has been offered, and

b.	Identified the group of individuals covered by the severance pay program, eligibility factors for such program and any applicable time limits for such program.

10.	I agree not to disclose confidential and proprietary information of any Released Party to any third party, except in response to a valid order of a court or other governmental body of the United States, and only after providing Released Parties notice and an opportunity to respond to such third parties regarding such disclosure. Confidential and proprietary information includes, but is not limited to, identity of customers, vendors and suppliers, marketing methods, prices and business strategies, intellectual property, system designs, computer software, compensation and benefits of employees and other items of employment.

11.	Nothing contained herein herein shall preclude me from receiving amounts held in my name in accordance with the conditions and terms of the 401(k) Savings Plan.

12.	I represent and warrant that I have returned all documents relating to my employment with Employer, including, without limitation, all files, training materials, policies and procedures, notebooks, handbooks, customer lists, mailing lists, account information, credit cards, phone cards, cellular phones, automobiles and all other tangible or intangible property belonging to Employer and relating to my employment. I further warrant and represent that I have not retained copies of such property.

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[40 and Over]

13.	I agree to cooperate fully with the Released Parties concerning any business or legal matters about which I had knowledge during my employment.

14.	I agree that this Agreement is a compromise of claims and charges and/or potential claims and charges which are or may be in dispute, and that this Agreement does not constitute an admission of liability or an admission against interest of any Released Party.

15.	In the event this Agreement becomes effective, it may be used solely by the parties for the purposes of enforcing its terms.

16.	In the event I violate or otherwise breach this Agreement, I shall be subject to legal and injunctive relief and shall be liable for the reasonable costs and expenses (including attorneys’ fees) incurred by the Released Parties in connection with enforcement of this Agreement.

17.	This Agreement becomes null and void and of no further force or effect if Employer does not receive the executed Agreement by «Return_Date» [Seven calendar days from the later of either (a) expiration of the Older Worker’s Benefit Protection Act 21 or 45 day time period or (b) termination of employment date].

IN WITNESS WHEREOF, I have placed my signature this          day of                 ,             .

EMPLOYEE

«Employee_Name»

Witness

STATE OF	)
	)	ss:
COUNTY OF	)

On this              day of                     , 200  , before me,                         , the undersigned, personally appeared «Employee_Name», known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he/she executed the same for the purposes therein contained. In witness whereof, I hereunto set my hand and official seal.

[SEAL]

Notary Public

My Commission expires:

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ANNEX 3

WAIVER AND RELEASE AGREEMENT

I, «Employee_Name», (Employee Number: «Employee_Number»), do freely and voluntarily enter into this WAIVER AND RELEASE AGREEMENT (“Agreement”), intending to be legally bound, according to the terms set forth below. I acknowledge that my employment with any and all of                          (the “Company”) and its affiliates (together with the Company, the “Employers”) has been terminated.

I acknowledge that my Employer has agreed to pay me severance as follows: *                    . I acknowledge that this sum represents an additional payment to me, over and above all compensation (including salary, wages, bonuses or benefits) to which I am entitled, due to my employment and the termination of my employment. I acknowledge that if I become re-employed with                      or any of its affiliates in any category of employment prior to actual receipt of any portion of the severance pay benefit, severance pay will be canceled.

For this valuable consideration, I hereby agree and state as follows:

1.	I, individually and on behalf of my successors, heirs and assigns, release, waive and discharge the Employers, and any of their parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and their respective present and former directors, shareholders, employees, and assigns (hereinafter “Released Parties”), from any and all causes of action, claims, charges, demands, losses, damages, costs, attorneys’ fees and liabilities of any kind that I may have or claim to have, in any way relating or arising out of any act of commission or omission from the beginning of time through the date of my execution of this Agreement; provided, however, nothing contained herein shall release any claim I may have for indemnification by any Employer for claims asserted against me by any third party for acts performed within the scope of my duties as an officer or employee of the Employer under the Employer’s charter or bylaws. This release includes, but is not limited to:

a.	Claims under federal, state, or local laws prohibiting age, sex, race, national origin, disability, religion, sexual orientation, marital status, retaliation, or any other form of discrimination, or mistreatment, such as, but not limited to, the Age Discrimination in Employment Act, (29 U.S.C.A §621 et seq), Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, 42 U.S.C. §1981, §1985, §1986, the Americans with

* Specify amount of severance, that payroll taxes and other witholdings will be deducted, and whether to be paid in lump sum or over time (specifying period).

[Under 40]

Disabilities Act, and the National Labor Relations Act, as amended, 29 U.S.C. §151, et seq;

b.	Intentional or negligent infliction of emotional distress, defamation, invasion of privacy and other tort claims;

c.	Breach of express or implied contract claims;

d.	Promissory estoppel claims;

e.	Retaliatory discharge claims;

f.	Wrongful discharge claims;

g.	Breach of any express or implied covenant of good faith and fair dealing;

h.	Constructive discharge;

i.	Claims arising out of or related to any applicable federal and state constitutions;

j.	Claims for compensation, including without limitation, any wages, bonus payments, options, on call pay, overtime pay, bonus pay, and any other claim pertaining to local, state or federal wage and hour or other compensation laws, such as, but not limited to, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq, and the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.;

k.	Fraud, misrepresentation, and/or fraudulent inducement;

l.	Claims made under or pursuant to any severance plan or program maintained by any of the Released Parties; and

m.	Other legal and equitable claims regarding my employment or the termination of employment.

2.	I hereby warrant and represent that I have not filed or caused to be filed any charge or claim against any Released Party with any administrative agency, court of law or other tribunal. I agree that I am not entitled to any remedy or relief if I were to pursue any such claim, complaint or charge.

3.	I acknowledge that my last day of employment with Employer was «Termination_Date».

4.	I hereby declare that this Agreement constitutes the entire and final agreement between the Released Parties and me, superseding any and all prior agreements, and that the Released Parties have not made any promise or offered any other

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[Under 40]

agreement, except those expressed in this document, to induce or persuade me to enter into this Agreement.

5.	I hereby acknowledge that I am under the age of forty (40).

6.	BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT EMPLOYER HAS ADVISED ME TO DISCUSS THIS WAIVER AND RELEASE AGREEMENT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. I acknowledge and agree that the Released Parties are not responsible for any of my costs, expenses, and attorney’s fees, if any, incurred in connection with any claim or the review and signing of this Agreement.

7.	I acknowledge and state that I have been given a reasonable period of time of at least 5 days in which to consider the terms of this Agreement.

8.	I agree not to disclose confidential and proprietary information of any Released Party to any third party, except in response to a valid Order of a court or other governmental body of the United States, and only after providing Released Parties notice and an opportunity to respond to such third parties regarding such disclosure. Confidential and proprietary information includes, but is not limited to, identity of customers, vendors and suppliers, marketing methods, prices and business strategies, intellectual property, system designs, computer software, compensation and benefits of employees and other items of employment.

9.	Nothing contained herein herein shall preclude me from receiving amounts held in my name in accordance with the conditions and terms of the 401(k) Savings Plan.

12.	I represent and warrant that I have returned all documents relating to my employment with Employer, including, without limitation, all files, training materials, policies and procedures, notebooks, handbooks, customer lists, mailing lists, account information, credit cards, phone cards, cellular phones, automobiles and all other tangible or intangible property belonging to Employer and relating to my employment. I further warrant and represent that I have not retained copies of such property.

12.	I agree to cooperate fully with the Released Parties concerning any business or legal matters about which I had knowledge during my employment.

13.	I agree that this Agreement is a compromise of claims and charges and/or potential claims and charges which are or may be in dispute, and that this Agreement does not constitute an admission of liability or an admission against interest of any Released Party.

14.	In the event this Agreement becomes effective, it may be used solely by the parties for the purposes of enforcing its terms.

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[Under 40]

15.	In the event I violate or otherwise breach this Agreement, I shall be subject to legal and injunctive relief and shall be liable for the reasonable costs and expenses (including attorneys’ fees) incurred by the Released Parties in connection with enforcement of this Agreement.

16.	This Agreement becomes null and void and of no further force or effect if Employer does not receive the executed Agreement by «Return_Date» [seven calendar days from termination of employment date].

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[Under 40]

IN WITNESS WHEREOF, I have placed my signature this          day of                     ,             .

EMPLOYEE

«Employee_Name»

Witness

STATE OF COLORADO	)
	)	ss:
COUNTY OF	)

On this          day of                     , 200  , before me,                         , the undersigned, personally appeared «Employee_Name», known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he/she executed the same for the purposes therein contained. In witness whereof, I hereunto set my hand and official seal.

[SEAL]

Notary Public

My Commission expires:

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ANNEX 4

Non Competition Agreement

(UGC)

The Company’s Non-competition Agreement will contain the following substantive provisions:

Executive agrees that for two years after the date of termination of employment (“Date of Termination”), Executive will not, without the consent of the Company, (i) Participate In (as defined below) any entity or organization in the business of providing broadband communications services (which term shall include, without limitation, any one or more of video programming and/or distribution, interactive television, telephone and Internet access services) in competition with the Company or any of its subsidiaries in the respective geographic areas (the “Territory”) where the Company or its subsidiaries conducted such businesses at the Date of Termination (“Restricted Business”) or (ii) directly or indirectly solicit or interfere with, or endeavor to entice away from the Company or its subsidiaries any of their respective suppliers, customers or employees. The employment by Executive or a business that Executive Participates In of a person employed or formerly employed by the Company shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement, direct or indirect, by Executive.

The term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with or through any other person, entity or corporation, own, manage, operate, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, member, consultant, advisor, agent, independent contractor, creditor, guarantor, financial backer, stockholder, investor or otherwise with, or acquiesce in the use of his name in.” Notwithstanding the foregoing, Executive shall not be deemed to Participate In a Restricted Business merely because Executive (a) owns not more than 10% of the outstanding equity of an entity, or (b) is employed by or acts as a consultant, advisor or independent contractor to a business unit of an entity or organization that is not related, directly or indirectly, to the Restricted Business of such entity or organization.

Executive acknowledges and agrees that the time, geographic area and scope limitations of the Executive’s obligations in the first paragraph above are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company. Executive further acknowledges that he or she will not be precluded from gainful employment if obligated not to compete with the Company during the period specified above and within the Territory.

The covenants contained in the agreement shall be construed as a series of separate covenants, one for each geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant

[Under 40]

set forth in the first paragraph hereof. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from the agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any restriction contained in the first paragraph above shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, geographical scope or other provision hereof, then the extent, duration, geographical scope or other provision hereof as applicable shall be deemed to be reduced so that, in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

Executive acknowledges and agrees that any breach or threatened breach of the provisions of this agreement would cause irreparable injury to the Company for which money damages will not provide an adequate remedy. In addition to any other rights or remedies the Company may have at equity or in law with respect to any breach of those provisions, if Executive threatens to commit or commits a material breach of any of such provisions, the Company may have such provisions specifically enforced by any court having equity jurisdiction.

Executive agrees at all times during which he or she is employed by the Company or any of its subsidiaries and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company or its subsidiaries, or to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company or its subsidiaries. The Company and Executive agree and acknowledge that these provisions regarding Confidential Information are not contingent on Executive’s continued employment with the Company. “Confidential Information” means any Company or Company subsidiary proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by the Company or a subsidiary of the Company either directly or indirectly in writing or orally. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to such matter.

A-3-7

Exhibit B

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between UnitedGlobalCom, Inc., a Delaware corporation, (the ”Company”), and Gene W. Schneider (“Schneider”), dated as of                     , 2003 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Schneider has been employed by the Company as Chief Executive Officer of the Company and is currently serving as Chairman of the Board of the Company; and

WHEREAS, Schneider has resigned from the position of Chief Executive Officer effective as of the date hereof; and

WHEREAS, the Company and Schneider desire to enter into this Agreement to define the terms and conditions of future employment of Schneider by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue Schneider in its employ, and Schneider hereby agrees to remain in the employ of the Company for the period commencing on the Effective Date and ending on the fifth anniversary of such date (the “Employment Period”), unless Schneider’s employment is terminated sooner in accordance with this Agreement.

Terms of Employment.

Duties.

Schneider will continue to serve as the non-executive Chairman of the Board of Directors of the Company (the “Board”) for so long as requested by the Board to so serve.

Schneider further agrees to devote reasonable attention, time and energies during normal business hours to the business and affairs of the Company to the extent necessary to discharge Schneider’s responsibilities as Chairman of the Board and to fulfill such other duties as the Board may assign to him from time to time. Subject to his obligations hereunder and Company policy, it shall not be a violation of this Agreement for Schneider to (A) serve on corporate, civic or charitable boards or committees and (B) manage personal investments, so long as such activities do not interfere in any material respect with the performance of Schneider’s responsibilities as an employee of the Company in accordance with this Agreement.

Schneider may, from time to time, relinquish such of his duties and positions referred to or assigned to him pursuant to this Section 2(a) as Schneider shall determine. Thereafter, Schneider’s duties hereunder shall be accordingly reduced, provided that Schneider remains reasonably available to consult with and advise officers of the Company as requested by such officers or the Board. Notwithstanding any reduction in his duties pursuant to this Section 2(a)(iii), Schneider shall continue to be employed by the Company, in such reduced capacity, pursuant to this Agreement and shall have all of the benefits under and obligations imposed by this Agreement.

Compensation.

Annual Base Salary. Schneider shall receive an annual base salary (the ”Annual Base Salary”) of not less than his current base salary of $                    , prorated for partial years of employment. The Annual Base Salary shall be payable in accordance with standard payroll practices of the Company in effect from time to time.

Welfare Benefits. Until the Date of Termination, Schneider and Schneider’s spouse shall be eligible to participate in all welfare benefit plans or programs in existence as of the Effective Date or established thereafter (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) covering senior executives of the Company generally, in accordance with the Company’s regular practices with respect to senior executives of the Company and subject to the terms and conditions of such benefit plans. If coverage is not available to Schneider or his spouse under any such welfare benefit plans, then until the Date of Termination the Company shall either, at its election, (A) purchase or otherwise cause to be provided welfare benefit coverage for Schneider and his spouse that is equivalent to the coverage provided to senior executives of the Company generally or (B) reimburse Schneider for the cost of welfare benefit coverage for Schneider and his spouse that is equivalent to the coverage provided to senior executives of the Company generally. Nothing contained herein shall be construed to limit the right of the Company to amend or terminate any welfare benefit plans it currently maintains or may choose to establish.

Expenses, Fringe Benefits, Office and Support Staff.

Schneider shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred by Schneider prior to the Date of Termination in the course of the performance of Schneider’s duties hereunder, upon the submission of appropriate documentation in accordance with the policies, practices and procedures of the Company in effect at the time Schneider incurs such expense.

Until the Date of Termination, Schneider shall be entitled to fringe benefits, including, without limitation, access to Company airplanes (or, if the Company no longer owns an airplane, Schneider shall have access to a private airplane service arranged by the Company or one of its subsidiaries (in the manner described below)), payment of club dues, and similar benefits in accordance with the most favorable plans, practices, programs and policies of the Company in effect for Schneider at July 1, 2003, provided that the aggregate value of the fringe benefits provided to Schneider shall not exceed $50,000 in any calendar year. In the case of non-cash items such as airplane usage, such value shall be equal to the aggregate incremental cost of the fringe benefit to the Company and its subsidiaries, determined in a manner consistent with the applicable rules and regulations (and interpretations thereof) of the Securities and Exchange Commission (the “SEC”) related to executive compensation (the “SEC Rate”). Until the Date of

Termination, Schneider shall be permitted additional use of Company airplanes or a private airplane service provided by the Company or one of its subsidiaries (in the manner described below), provided that such additional use does not exceed the aggregate value of $50,000 in any calendar year (which shall be computed at the SEC Rate). Any such additional use shall be charged to Schneider and paid by him at the SEC Rate. If the Company no longer owns a plane, the Company or one of its subsidiaries shall purchase or arrange to be purchased access to a private airplane service from a third party (such as a NetJet share) in order to permit such additional use by Schneider subject to the terms provided above.

Until the Date of Termination, Schneider will be provided with an office and with secretarial and other assistance appropriate to his duties and position.

Termination of Employment.

Death. Schneider’s employment shall terminate upon Schneider’s death.

Disability. If the Company determines in good faith that a Disability of Schneider has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Schneider written notice in accordance with Section 12(c) of this Agreement of termination of this Agreement. In such event, Schneider’s employment with the Company shall terminate effective on the 30th day after the receipt of such notice by Schneider (the “Disability Effective Date”). “Disability” shall mean disability as defined under the Company’s long term disability plan, or, in the absence of such a long term disability plan, it shall mean the absence of Schneider from his duties with the Company for 90 consecutive days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Schneider or his legal representative.

Early Termination for Any Reason. Schneider’s employment shall terminate automatically on the 30th day after the Company receives a Notice of Termination (as defined in Section 3(e)) from Schneider (an “Early Termination”).

For Cause. The termination by the Company of Schneider’s employment for any of the following reasons shall constitute termination for Cause: (i) Schneider has committed an act of gross misconduct in connection with the performance of his duties, as determined by the Board; (ii) Schneider is convicted of or pleads guilty or nolo contendere to any felony; (iii) Schneider is convicted of or pleads guilty or nolo contendere to a misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has an adverse or detrimental effect on the Company or a subsidiary of the Company, its reputation or its business, as determined by the Board; or (iv) Schneider has committed any act of fraud, misappropriation of funds, embezzlement or other illegal conduct in connection with his employment. Any determination required to be made by the Board shall require the affirmative vote of a majority of the members of the Board present and voting at a meeting duly called and held for such purpose. Schneider will be given reasonable notice of the time, place and purpose of the meeting and the opportunity, together with counsel, to be heard.

Notice of Termination. Any termination of this Agreement by the Company or by Schneider shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Schneider’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Disability or Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

Date of Termination. “Date of Termination” means, if Schneider’s employment is terminated (i) by death, the date of Schneider’s death, (ii) by the Company due to Schneider’s Disability, the Disability Effective Date, (iii) by the Company for Cause, the date of Schneider’s receipt of the Notice of Termination or any later date specified therein, as the case may be, (iv) by Schneider by Early Termination, 30 days after the date on which the Company receives the Notice of Termination, and (v) at the end of the Employment Period, such end.

Obligations of the Company upon Termination.

Death or Disability. If, during the Employment Period, Schneider’s employment is terminated due to death or Disability, then notwithstanding the termination of Schneider’s employment:

the Company shall pay to Schneider or Schneider’s personal representatives, as appropriate, the following amounts (A) Schneider’s Annual Base Salary accrued through the Date of Termination; (B) the amount of any Annual Base Salary that would have accrued from the Date of Termination through the end of the Employment Period had Schneider’s employment continued through the end of the five year term, paid in a lump sum without discount applied thereto; and (C) any compensation previously deferred by Schneider but not paid to him (together with any accrued interest or earnings thereon), in the case of clauses (A) or (C) to the extent not theretofore paid;

all stock options and other equity-based incentives that have theretofore vested or as to which Schneider may exercise rights at the Date of Termination or that shall vest upon death or disability pursuant to the terms of the applicable plan shall remain exercisable until the third anniversary of the Date of Termination, but not beyond the term of such award specified at the time of grant or in the applicable award agreement; and

during the period of disability, but not beyond the end of the Employment Period, Schneider will have access to Company airplanes as provided in Section 2(b)(iii)(B), and during the period of disability, but not beyond the end of the Employment Period, all welfare benefits under Section 2(b)(ii) shall continue.

Early Termination. If, during the Employment Period, Schneider’s employment is terminated by Schneider by an Early Termination, then notwithstanding the termination of Schneider’s employment:

the Company shall pay to Schneider or Schneider’s personal representatives, as appropriate, the following amounts: (A) Schneider’s Annual Base Salary accrued through the Date of

Termination; (B) the amount of any Annual Base Salary that would have accrued from the Date of Termination through the end of the Employment Period had Schneider’s employment continued through the end of the five year term, paid either, at Schneider’s election, (1) in the same manner and at the same time as such amount would otherwise have been payable to Schneider in accordance with the normal payroll practices of the Company then in effect or (2) in a lump sum, discounted to the Date of Termination at LIBOR (as determined by the Company) plus 2% per annum; and (C) any compensation previously deferred by Schneider but not paid to him (together with any accrued interest or earnings thereon), in the case of clauses (A) or (C) to the extent not theretofore paid; and

all stock options and other equity-based incentives that have theretofore vested or as to which Schneider may exercise rights at the Date of Termination shall remain exercisable until the third anniversary of the Date of Termination, but not beyond the term of such award specified at the time of grant or in the applicable award agreement.

For Cause. If the Company terminates Schneider’s employment for Cause, the Company shall have no further obligations to Schneider other than the obligation to pay to Schneider (i) the Annual Base Salary and any other compensation accrued through the Date of Termination and (ii) the amount of any compensation previously deferred by Schneider, in each case to the extent theretofore unpaid.

No Other Severance Benefits. Schneider expressly acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Schneider shall not be eligible to receive from the Company or any subsidiary of the Company any form of severance pay or other form of termination benefit, except as expressly provided herein (other than coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or other form of legally mandated benefit available after the termination of employment).

Indemnity; Insurance. During the term of this Agreement and thereafter, the Company shall defend and indemnify Schneider for all acts and failures to act of Schneider while Schneider was an officer and director of the Company or any of its subsidiaries to the full extent permitted by law and as provided in the restated certificate of incorporation and bylaws of the Company on the Effective Date. If the Company or any of its subsidiaries hereafter maintains in force directors’ and officers’ insurance for other executives of the Company or any of its subsidiaries, it shall also require that the insurance cover acts and failures to act of Schneider while Schneider served as an officer and director of the Company or any of its subsidiaries to the same extent, but only if such insurance coverage can be provided without additional cost to the Company or any of its subsidiaries.

Other Benefits. Amounts that are vested benefits or that Schneider is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any Company subsidiary at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement. Schedule 1 hereto contains a complete and accurate list of all such plans, policies, practices and programs in which Schneider participates or is entitled to participate as of the Effective Date and all such contracts and agreements with the Company or any subsidiary of the Company in effect as of the Effective Date, excluding welfare benefit plans and excluding the foregoing to the extent expressly disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Confidential Information. Schneider agrees at all times during the Employment Period and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company or its subsidiaries, or to disclose to any person or entity without written authorization of the Board, any Confidential Information of the Company or its subsidiaries. The Company and Schneider agree and acknowledge that these provisions regarding Confidential Information are not contingent on Schneider’s continued employment with the Company. “Confidential Information” means any Company or Company subsidiary proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Schneider by the Company or a subsidiary of the Company either directly or indirectly in writing or orally. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Schneider or of others who were under confidentiality obligations as to such matter.

Non-Competition and Non-Solicitation.

Schneider agrees that until the expiration of the Employment Period, regardless of whether the Date of Termination occurs prior thereto, Schneider shall not, without the consent of the Company, (x) Participate In (as defined below) any entity or organization in the business of providing broadband communications services (which term shall include, without limitation, any one or more of video programming and/or distribution, interactive television, telephone and Internet access services) in competition with the Company or any of its subsidiaries in the respective geographic areas (“Territory”) where the Company or a subsidiary of the Company conducted such businesses at the Date of Termination (“Restricted Business”), or (y) directly or indirectly solicit or interfere with, or endeavor to entice away from the Company or a subsidiary of the Company any of their respective suppliers, customers or employees. The employment by Schneider or a business that Schneider Participates In of a person employed or formerly employed by the Company shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement, direct or indirect, by Schneider.

The term “Participate In” shall mean to, directly or indirectly, for his own benefit or for, with or through any other person, entity or corporation, own, manage, operate, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, member, consultant, advisor, agent, independent contractor, creditor, guarantor, financial backer, stockholder, investor or otherwise with, or acquiesce in the use of his name in. Notwithstanding the foregoing, Schneider shall not be deemed to Participate In a Restricted Business merely because Schneider (i) owns not more than 10% of the outstanding equity of an entity, which equity is listed or traded on a national securities exchange or association, or (ii) is employed by or acts as a consultant, advisor or independent contractor to a business unit of an entity or organization that is not related, directly or indirectly, to the Restricted Business of such entity or organization.

Schneider acknowledges and agrees that the time, geographic area and scope limitations of the Schneider’s obligations under this Section 7 are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company. Schneider further acknowledges that he will not be precluded from gainful employment if Schneider is obligated not to compete with the Company during the period specified above and within the Territory.

The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any restriction contained in subsection (a) above shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, geographical scope or other provision hereof, then the extent, duration, geographical scope or other provision hereof as applicable shall be deemed to be reduced so that, in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

Schneider acknowledges and agrees that any breach or threatened breach of the provisions of this Section 7 or Section 6 would cause irreparable injury to the Company for which money damages will not provide an adequate remedy. In addition to any other rights or remedies the Company may have at equity or in law with respect to any breach of those provisions, if Schneider threatens to commit or commits a material breach of any of such provisions, the Company may have such provisions specifically enforced by any court having equity jurisdiction.

No Mitigation Required. Schneider shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to Schneider under any of the provisions of this Agreement and such amounts shall not be reduced if Schneider obtains other employment.

Successors.

This Agreement is personal to Schneider and without the prior written consent of the Company shall not be assignable by Schneider otherwise than by will or the laws of descent and distribution (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any right, benefits or remedies of any kind or character whatsoever). This Agreement shall inure to the benefit of and be enforceable by Schneider’s legal representatives.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor that assumes and agrees to perform this Agreement by operation of law or otherwise.

Miscellaneous.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

This Agreement may not be amended or modified otherwise than by a written instrument executed by the parties hereto or their respective successors and personal representatives.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Schneider:

Directed to Schneider

at the address set forth opposite Schneider’s signature

on the signature page attached hereto.

If to the Company:

UnitedGlobalCom, Inc.

Attn: General Counsel

4643 South Ulster Street, Suite 1300

Denver, CO 80237

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties relating thereto, except for the agreements relating to the matters set forth on Schedule 1 as in effect on August 18, 2003 (the “Excepted Agreements”). Each of the Excepted Agreements shall be read as consistent with this Agreement. To the extent of any conflict between such Excepted Agreement and this Agreement, this Agreement shall apply.

In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Compliance with the terms and provisions of this Agreement may be waived only by a written instrument executed by each party entitled to the benefits thereof. Schneider’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Schneider or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Schneider has hereunto set Schneider’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

UNITEDGLOBALCOM, INC.

By:

Name:

Title:

Name: Gene W. Schneider

Gene W. Schneider’s Address:

4643 S. Ulster Street

Suite 1300

Denver, Colorado 80237

Schedule 1

Other Benefits

1.         UGC Holdings has agreed to pay an annual premium of approximately $1.8 million for a “split-dollar” $30 million policy on the lives of Schneider and his wife, Louise Schneider. The Gene W. Schneider 2001 Trust is the sole owner and beneficiary of the policy, but has assigned to UGC Holdings policy benefits in the amount of premiums paid by UGC Holdings. The Trust will contribute to UGC Holdings an amount equal to the annual economic benefit provided by the policy. Upon termination of the policy, UGC Holdings will recoup the premiums that it has paid. The obligation of UGC Holdings to pay the premiums due on the policy will terminate upon the death of both insureds, on the lapse of the roll-out period of approximately 15 years, or at such time as the Trust fails to make its contribution to UGC Holdings for the premiums due on the policy.

2.         Schneider participates in stock option and other equity incentive plans of UGC as set forth on the Beneficial Ownership table (including the notes thereto) included under the caption “Security Ownership of Certain Beneficial Owners and Management” in Amendment No. 6 to the Registration Statement on Form S-1/A, as publicly available on the date hereof (the “UGC Registration Statement”).

3.         Schneider owns equity in, and participates in stock option or equity incentive plans of, Subsidiaries of UGC as set forth (a) on the Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values table (including the notes thereto) included under the caption “Executive Compensation” in the UGC Registration Statement and (b) in the final paragraph under the caption “Security Ownership of Certain Beneficial Owners and Management” in the UGC Registration Statement.

4.         Schneider participates in UGC’s 401(k) Plan, which provides matching employer contributions.